SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):December 17, 2002 (December 13, 2002)

Verso Technologies, Inc. (Exact name of registrant as specified in its charter)

Minnesota	0-22190	41-1484525

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 Galleria Parkway, Suite 300, Atlanta, Georgia	30326

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 589-3500

Item 5.     Other Events

     On December 13, 2002, Verso Technologies, Inc., a Minnesota corporation (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Clarent Corporation, a Delaware corporation in the business of providing softswitch and Voice over Internet Protocol solutions for next generation networks and enterprise convergent solutions (“Clarent”), pursuant to which the Company has agreed to purchase from Clarent substantially all of the business assets of Clarent together with certain assumed obligations and liabilities (the “Asset Purchase”) for an aggregate purchase price of $9.8 million (the “Purchase Price”). Currently, the Company intends to fund the Purchase Price using debt financing.

     On December 16, 2002, the Company issued a press release announcing that it had entered into the Purchase Agreement. As contemplated by the Purchase Agreement, Clarent has filed a voluntary petition for reorganization under the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court (the “Bankruptcy Court”) for the Northern District of California, San Francisco Division (case no. 02-33504). Consequently, the consummation of the Asset Purchase is subject to the approval of the Bankruptcy Court, through entry of an order reasonably satisfactory to the Company approving the Asset Purchase. There can be no assurance that the Bankruptcy Court will issue this order.

     The Purchase Agreement contains representations, warranties, covenants and agreements customary for transactions similar to those contemplated by the Asset Purchase. The Purchase Agreement may be terminated under certain circumstances described therein.

     The foregoing descriptions of the Asset Purchase and the Purchase Agreement are qualified in their entirety by reference to the Purchase Agreement which is filed as Exhibit 2.1 to this Report and incorporated herein by reference.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

(a) – (b) Financial Statements and Pro Forma Financial Information.

None.

(c)	Exhibits.

2.1	Asset Purchase Agreement dated as of December 13, 2002, between the Company and Clarent Corporation. (The schedules to the Asset Purchase Agreement have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request).

99.1	Press Release dated December 16, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

VERSO TECHNOLOGIES, INC.

	By:	/s/ Juliet M. Reising Juliet M. Reising, Chief Financial Officer and Executive Vice President

Dated: December 17, 2002

EXHIBIT INDEX

2.1	Asset Purchase Agreement dated as of December 13, 2002, between the Company and Clarent Corporation. (The schedules to the Asset Purchase Agreement have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S- K, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request).

99.1	Press Release dated December 16, 2002.